Exhibit 10.2

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EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of February 27, 2013, by and between AOL INC. (“Company”), a Delaware corporation with an address at 770 Broadway, New York, New York 10003, and Susan M. Lyne (“Executive”).

WHEREAS, Company desires to retain the services of Executive as an Executive Vice President of Company;

WHEREAS, Executive agrees that she will resign as a director of Company and as a member of any and all committees of Company’s Board of Directors (the “Board”), effective immediately following Executive’s commencement of employment with Company (the “Commencement Date”); and

WHEREAS, Company and Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between Company and Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. Executive’s term of employment (the “Employment Term”) under this Agreement shall be four (4) years, commencing on March 1, 2013, and shall continue for a period through and including February 28, 2017 (“Term Date”), subject to the following provisions for extension and the provisions regarding earlier termination set forth in this Agreement. If at the Term Date, Executive’s employment has not been terminated previously in accordance with this Agreement, and Executive and Company have not agreed to an extension or renewal of this Agreement or to the terms of a new employment agreement, then Executive’s Employment Term shall continue on a month-to-month basis, and Executive shall continue to be employed by Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 30 days’ written notice delivered to the other party (which notice may be delivered by either party at any time on or after a date which is 30 days before the Term Date). If Company elects to give notice of termination under this paragraph 1 and the basis for such termination is not one of the grounds for termination set forth in paragraphs 5.B. or 5.C., then Executive’s termination shall be deemed a termination without Cause under paragraph 5.A. If Executive elects to give notice of termination under this paragraph 1, and the basis for such termination is not one of the grounds for termination set forth in paragraph 5.E., then Executive’s termination shall be deemed a voluntary resignation not for Good Reason under paragraph 5.D.

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2. Duties; Conditions of Employment.

A. Duties. Executive shall be an Executive Vice President of Company and shall have the business title of CEO, AOL Brand Group and shall perform all duties incident to such positions as well as any other lawful duties as may from time to time be assigned by the Chief Executive Officer, which duties and authority shall be consistent, and those normally associated, with Executive’s position, and agrees to abide by all Company by-laws, policies, practices, procedures, or rules, including Company’s Standards of Business Conduct (the “SBC”) that are provided or made available to Executive. Executive shall report directly to the Chief Executive Officer. Executive will be expected to perform services for Company at Company’s New York, NY office, subject to such travel as may be required in the performance of Executive’s duties.

B. Conditions of Employment.

(i) Executive’s employment is contingent on submission of satisfactory proof of identity and eligibility to work in the United States. Executive must bring documentary proof of identity and eligibility to work in the United States on the first day of work. Executive should contact Company with any questions about what documents are acceptable for this purpose.

(ii) Executive’s employment is contingent upon the results of a pre-employment background check, which may include confirmation of Executive’s Social Security number, verification of prior employment, verification of education, if applicable, and a criminal records check, all to be conducted in accordance with applicable law. Executive authorizes Company and/or a third party designated by Company to conduct any such background check. If the results of the background check are not satisfactory, or if Company determines that Executive has falsified or failed to disclose relevant information on Executive’s application, Company reserves the right to terminate Executive’s employment, and Executive will not be eligible for the severance benefits outlined in paragraph 5.A. If Executive’s background check is not fully completed and assessed prior to the beginning of the first day of the Employment Term, Executive explicitly understands and agrees that (i) she will fully and accurately complete all information that Company requests relating to her background check, (ii) her continued employment with Company is conditioned on her satisfactory completion of the background check, as determined by Company in its sole discretion, and (ii) Company will terminate Executive’s employment and not provide any severance benefits if she does not satisfactorily complete the information or if the results of her background check are not satisfactory.

3. Exclusive Services and Best Efforts. Executive agrees to devote her best efforts, energies, and skill to the discharge of the duties and responsibilities attributable to her position, and to this end, she will devote her full time and attention exclusively to the business and affairs of Company. Executive is not precluded from performing any charitable or civic duties, provided that such duties do not interfere with the performance of her duties as an employee of Company, do not violate the SBC or the Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”), or cause a conflict of interest. Executive may sit on the boards of non-Company entities during employment only if first approved in writing by Business Conduct & Compliance.

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4. Compensation and Benefits.

A. Base Salary. During the Employment Term, Company shall pay Executive a base salary at the rate of no less than $29,166.67 semi-monthly, less applicable withholdings, which is $700,000.08 on an annual basis (“Base Salary”). Executive’s semi-monthly paydays fall on the 15th and the last day of each month. If the 15th or the last day of the month falls on a weekend or bank holiday, the payday is the preceding day. Executive’s Base Salary will be reviewed annually during the Employment Term and may be increased based on Executive’s individual performance or increases in competitive market conditions. Executive’s Base Salary may be decreased upon mutual consent of Company and Executive.

B. Annual Bonus. In addition to Executive’s Base Salary, Executive will be eligible to participate in Company’s Annual Bonus Plan (the “ABP”), pursuant to its terms as determined by Company from time to time. Pursuant to the ABP, Company will review its performance and Executive’s individual performance and will determine Executive’s bonus under the ABP, if any (“Bonus”). Although as a general matter in cases of satisfactory individual performance, Company would expect to pay a Bonus at the target level provided for in the ABP where Company has met target performance with respect to the financial metrics measuring performance for a given year, Company does not commit to paying any Bonus, and Executive’s Bonus may be negatively affected by the exercise of Company’s discretion or by overall Company performance. Although any Bonus (and its amount, if a Bonus is paid) is fully discretionary and subject to the terms of the ABP, Executive’s target Bonus opportunity during the Employment Term is one-hundred percent (100%) of Executive’s Base Salary. Executive is eligible to participate in the ABP for the year in which employment commences; however, Executive’s Bonus for such year will be prorated on a daily basis beginning on the starting date of the Employment Term.

C. Equity Incentive Awards.

(i) During Executive’s employment, she will participate in grants or awards of long term equity incentives that are offered to all other Executive Vice Presidents of Company. Executive’s participation in any such programs will be at the same rate as comparable level Executive Vice Presidents of Company. Any such awards or grants shall be determined in accordance with the terms and conditions of the plans, agreements and notices under which such grants or awards were issued.

(ii) All equity awards shall be subject to approval by the Compensation Committee of the Board and the terms and conditions of the applicable equity award agreement and Company’s applicable equity-based incentive compensation plan.

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(iii) Initial Grant.

(a) Company shall grant to Executive an equity award that shall have an equity value equal to $2,000,000.00 on the date of grant. Based on the equity value on the date of grant, 33.33% of the equity award will be comprised of restricted stock units (“RSUs”) (rounded to the nearest whole number of units), 33.33% of the equity award will be comprised of stock options (“Stock Options”) (rounded down to the nearest whole share), and the remaining 33.33% of the equity award will be comprised of performance shares based on relative total shareholder return (“Performance Shares”)(rounded down to the nearest whole share) which amount shall fully vest assuming achievement of the target goal, with the opportunity to earn up to 200% of the target number of Performance Shares set forth in the notice of grant.

(b) In order to compensate Executive for certain equity-based awards granted by Executive’s former employer that may be forfeited by Executive or cancelled in connection with Executive’s commencement of employment with Company, Company shall grant to Executive an additional equity award comprised of Performance Shares (rounded down to the nearest whole share) that shall have an equity value equal to $500,000 on the date of grant (assuming achievement of the target goal resulting in the vesting of 100% of the target number of Performance Shares, with the opportunity to earn up to 200% of the target number of Performance Shares set forth in the notice of grant) (the “Make Whole Performance Shares”) provided (1) Executive submits documentation to Company substantiating the forfeiture or cancellation of the prior awards within 60 days of the Commencement Date, and (2) Executive does not become eligible to receive an equity-based award or other compensation pursuant to a segment-related compensation plan within 60 days of the Commencement Date. If Executive becomes eligible to receive Make Whole Performance Shares, the Make Whole Performance Shares will be granted in an administratively reasonable period of time following the 60th day after the Commencement Date, subject to compliance with applicable law and the schedule of the Compensation Committee of the Board.

(c) Equity value of RSUs and Performance Shares will be determined based on the closing price of a share of Company common stock, par value $.01 per share, on the date of grant. Equity value of Stock Options will be determined based on the standard option valuation formula used by Company. The grant of the RSUs, Stock Options and Performance Shares provided by this subsection shall generally be made in an administratively reasonable period of time following the first day of the Employment Term subject to compliance with applicable law and the schedule of the Compensation Committee of the Board.

(d) RSUs shall have the following vesting schedule: (A) fifty percent (50%) of the RSUs shall vest on the second (2nd) anniversary from the date of grant; (B) an additional twenty-five (25%) shall vest on the third (3rd) anniversary from the date of grant; and (C) the remaining twenty-five percent (25%) shall vest on the fourth (4th) anniversary from the date of grant, provided, that Executive is continuously employed with Company from the grant date to each applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any RSU that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

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(e) Stock Options shall vest over four (4) years following the date of grant, with twenty-five percent (25%) of such Stock Options vesting on the first (1st) anniversary of the date of grant, and monthly thereafter, provided, that Executive is continuously employed with Company from the grant date to each applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Stock Option that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

(f) Subject to achievement of performance objectives, Performance Shares shall vest following the Committee’s certification of performance following the end of a three-year performance period that starts on January 1, 2013, provided, that Executive is continuously employed with Company from the grant date to the applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Performance Share that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

D. Benefit Plans.

(i) Eligibility; Participation. During the Employment Term and as otherwise provided herein, Executive shall be entitled to participate in any and all employee health and other welfare benefit plans (including, but not limited to, life insurance, health and medical, dental, and disability plans) and other employee benefit plans, including, but not limited to, tax qualified retirement plans established by Company from time to time for the benefit of employees of Company. Executive shall be required to comply with the conditions attendant to coverage by such plans, which terms shall apply to Executive in the same manner as those applicable to executives of Company at the Executive Vice President level who are similarly situated, and Executive shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

(ii) Enrollment. It will be necessary for Executive to make benefit elections within 30 days of the first day of the Employment Term. If Executive does not make an election within the designated timeframe, Executive hereby agrees that he will be enrolled into the benefits default plan and Executive will be responsible for any associated costs. Employee benefits are subject to amendment, modification, suspension and/or termination at the sole discretion of Company.

E. Vacation. Executive shall be entitled to not less than four (4) weeks of paid vacation each calendar year of her employment hereunder, in addition to Company’s recognized holidays and personal days, as well as to such other employment benefits that are or may be extended or provided to all executives at the Executive Vice President level. The

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accrual and/or carry-over of paid vacation from one year to the next shall be in accordance with Company policy applicable to the Company location where Executive’s principal office is located as it may exist and change from time to time.

5. Termination of the Employment Agreement.

A. Termination Without Cause. Notwithstanding anything to the contrary herein, Company reserves the right to terminate Executive’s employment and this Agreement without Cause (defined below). If Company terminates Executive’s employment and this Agreement without Cause, then, solely in exchange for Executive’s execution and delivery of Company’s then standard separation agreement, which includes, among other obligations, a release of claims against Company and related entities and persons (sample release language is attached hereto as Exhibit A (the “Separation Agreement”), which language may be modified, but not materially except to comply with any changes in applicable law, by Company in the future), within the time period specified therein, and upon such agreement becoming effective by its terms, the following terms shall apply:

(i) Company will pay Executive an amount equal to eighteen (18) months of Executive’s then current Base Salary, less applicable withholdings. This amount will be paid in thirty-six (36) substantially equal semi-monthly installments, which shall be treated as separate payments in accordance with paragraph 12 hereof, commencing on the sixtieth (60th) day following Executive’s termination of employment. These payments will not be eligible for deferrals to Company’s 401(k) plan.

(ii) Subject to the terms of paragraph 4.B, if Executive is terminated between January 1 and March 15, Executive will be entitled to a Bonus payment under the ABP for the calendar year ending prior to Executive’s termination (“Prior Year”) equal to the amount that would have otherwise been payable to Executive based on the actual attainment of performance goals for such year, less applicable tax withholdings, but in no event to exceed 100% of Executive’s target payout; provided that (i) Company pays a Bonus to eligible employees under Company’s ABP for the Prior Year, (ii) Executive’s Bonus has not already been paid to Executive at the time of termination of Executive’s employment, and (iii) Executive was otherwise eligible for such Bonus payment if Executive had remained employed through the date of payout. This amount will be paid to Executive in a lump sum on the earlier of the date on which other eligible employees are paid bonuses under the ABP for the Prior Year provided the Separation Agreement has become effective by its terms, or the sixtieth (60th) day following Executive’s termination of employment. This payment will not be eligible for deferrals to Company’s 401(k) plan.

(iii) In addition, subject to the terms of paragraph 4.B, Executive will receive a Bonus payment under the ABP for the year in which Executive’s termination of employment occurs payable if and when bonuses are paid to other employees, prorated through the effective date of the termination of Executive’s employment, less applicable withholdings. This amount will not be eligible for deferrals to Company’s 401(k) plan.

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(iv) If Executive elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Company will pay the cost of Executive’s medical, dental and vision benefit coverage (“group health coverage”) under COBRA for up to eighteen (18) months, in accordance with COBRA, beginning the first day of the calendar month following Executive’s termination of employment. Executive agrees that Company may impute compensation income to Executive in an amount equal to 102% of the premium cost for such group health coverage if necessary to avoid adverse income tax consequences to Executive resulting from the application of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) to Company’s payment of the cost of such group health coverage.

(v) If Executive’s Separation Agreement fails to become effective and irrevocable prior to the sixtieth (60th) day following Executive’s termination of employment due to Executive’s failure to timely deliver the executed Separation Agreement, Company will have no obligation to make the payments or benefits provided by paragraphs 5.A.(i), (ii), (iii) and (iv) herein, other than to provide Executive with COBRA to the extent required by law.

(vi) Executive agrees to assist Company, in connection with any litigation, investigation or other matter involving Executive’s tenure as an employee, officer or director of Company, including, but not limited to, meetings with Company representatives and counsel and giving testimony in any legal proceeding involving Company. No later than ninety (90) days following Company’s receipt of supporting documentation of Executive’s incurrence of such expenses, Company will reimburse Executive for reasonable out-of-pocket expenses incurred in rendering such assistance to Company (including attorney’s fees incurred in accordance with the applicable provisions of Company’s Bylaws and Certificate of Incorporation). Furthermore, Executive agrees not to affirmatively encourage or incite any person or entity in litigation against Company or its affiliates, officers, employees and agents in any manner. This provision does not prohibit Executive’s response to a valid subpoena for documents or testimony or other lawful process or limit Executive’s rights that are not legally waivable; however, Executive agrees to provide Company with prompt notice of said process.

(vii) Executive agrees not to make any disparaging or untruthful remarks or statements about Company or its products, services, officers, directors, or employees. Company agrees not to cause its officers or senior executives to make on its behalf any disparaging or untruthful remarks or statements about Executive’s employment with Company to prospective employers of Executive following Executive’s termination from employment. Nothing in this Agreement prevents Executive or Company from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body or in connection with any legal proceeding.

(viii) Executive shall not be entitled to notice or severance under any policy or plan of Company (the payments set forth in this paragraph 5.A. being given in lieu thereof) and Executive waives all participation in and claims under such policies and plans. For the avoidance of doubt, the foregoing sentence shall not have any adverse impact on Executive’s rights to indemnification and D&O coverage.

(ix) Executive agrees that if Executive breaches any of Executive’s obligations, to the detriment of Company, under paragraphs 5.A.(vi) or (vii), under paragraphs 6, 7, or 8 of this Agreement, under the Confidentiality Agreement, or under the Separation Agreement, Company has the right to seek recovery of the full payments made to Executive under subparagraphs 5.A.(i), (ii), (iii) and (iv) above, and to obtain all other remedies provided by law or equity.

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B. Termination For Cause. Notwithstanding anything to the contrary herein, Company reserves the right to terminate Executive’s employment and this Agreement for Cause, as this term is defined below, with or without prior notice to Executive.

(i) For purposes of this Agreement, “Cause” means: (a) Executive’s conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (b) Executive’s failure or refusal without proper cause to perform Executive’s lawful duties with Company, including Executive’s express obligations under this Agreement, if such failure or refusal remains uncured for 15 days after notice to Executive; (c) fraud, embezzlement, misappropriation that is not de minimis, or improper material destruction of Company property by Executive; (d) Executive’s breach of any statutory or common law duty of loyalty to Company; (e) Executive’s violation of the Confidentiality Agreement or the SBC; (f) Executive’s improper conduct substantially prejudicial to Company’s business; (g) Executive’s failure to cooperate in any internal or external investigation involving Company; or (h) Executive’s indictment (or its procedural equivalent) for a felony alleging fraud, embezzlement, misappropriation or destruction of Company property by Executive or alleging fraud, embezzlement, or monetary theft by Executive with respect to another party.

(ii) If Company terminates Executive’s employment and this Agreement for Cause, Company shall have no further obligation to Executive other than (a) to pay, within thirty (30) days of the effective date of termination of Executive’s employment with Company, Executive’s Base Salary and any accrued unused vacation, in accordance with Company policy, through the effective date of termination, and (b) with respect to any rights Executive may have pursuant to any insurance or other benefit plans of Company, but Executive will not be entitled to receive any bonus payments.

C. Death and Disability. Notwithstanding anything to the contrary herein, Executive’s employment and this Agreement shall terminate upon Executive’s death, and Company reserves the right to terminate Executive’s employment and this Agreement on account of Executive’s disability (as the term “disability” is defined in Company’s long-term disability plan, but which definition must also constitute a “disability” for purposes of Section 409A of the Code), and in either case Company shall have no further obligation to Executive or Executive’s heirs other than (i) to pay Executive’s Base Salary and any accrued unused vacation, in accordance with Company policy, through the effective date of termination, (ii) subject to the terms of paragraph 4.B, to pay a Bonus payment at the target level under the ABP for the

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year in which the date of termination occurs, prorated through the effective date of the termination of Executive’s employment, less applicable withholdings, payable within thirty (30) days of the effective date of Executive’s termination (which payment will not be eligible for deferrals to Company’s 401(k) plan), and (iii) with respect to any rights or benefits Executive may have pursuant to any insurance, benefit or other applicable plan of Company, but Executive shall not be entitled to receive any other bonus payments.

D. Resignation Not For Good Reason. Executive may resign employment with Company at any time. If Executive resigns employment and such resignation does not constitute a resignation for Good Reason (defined below) within the meaning of paragraph 5.E herein, Company shall have no further obligation to Executive other than (i) to pay within thirty (30) days of the effective date of termination of Executive’s employment with Company, Executive’s Base Salary and any accrued unused vacation, in accordance with Company policy, through the effective date of the resignation, and (ii) with respect to any rights Executive may have pursuant to any insurance or other benefit plans of Company, but Executive will not be entitled to receive any bonus payments.

E. Resignation for Good Reason. Executive also may resign employment with Company and terminate this Agreement for Good Reason, provided that Executive gives Company written notice of the Good Reason condition within 60 days from the initial existence of the Good Reason condition, which written notice shall provide a 30-day period during which Company may remedy the actions that Executive has identified as the condition constituting grounds for a resignation for Good Reason. If Company has not remedied the Good Reason condition within 30 days following such notice from Executive, then Executive must resign her employment with Company within 30 days of the end of the remedy period or he will have forever waived her right to resign for Good Reason for such condition upon that occurrence, but not future occurrences of the same condition. Upon such a termination, Executive will be treated in accordance with paragraph 5.A herein, as if Executive’s employment had been terminated by Company without Cause. For purposes of this Agreement, “Good Reason” means: (i) Executive no longer reports to the Chief Executive Officer of Company; (ii) a relocation of Executive’s principal office at Company to a location that is more than 50 miles from its location as of the date of this Agreement without Executive’s written consent; (iii) a material diminution in Executive’s duties, responsibilities or authority; or (iv) a material diminution in Executive’s then Base Salary.

6. Confidentiality Agreement, Non-Competition and Restrictive Covenants.

A. Executive agrees to execute and abide by the enclosed Confidentiality Agreement with Company, which is incorporated herein by reference. Any reference in the Confidentiality Agreement to Executive’s “at will” employment status is superseded by this Agreement.

B. Executive acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. Executive further acknowledges that the business of Company is international in scope, that its products and

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services are marketed throughout the world, that Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of Executive’s services, position and expertise are such that Executive is capable of competing with Company from nearly any location in the world.

C. Executive also agrees that, in addition to Executive’s obligations under the Confidentiality Agreement, while Executive is employed by Company and for twelve (12) months following termination of her employment for any reason, Executive shall not, directly or indirectly, except as a shareholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange, participate in the ownership, control, or management of, or perform any services for or be employed by (i) Time Warner, Inc., Yahoo!, Inc., Google, Inc., including its YouTube subsidiary, Microsoft Corporation, IAC/Interactive Corp., News Corp, Facebook, Inc., LinkedIn Corporation, Yelp Inc. and Twitter Inc., or (ii) without the written consent of the Chief Executive Officer or the General Counsel of Company, any entity that engages in any line of business that is substantially the same as any line of business which Company engages in, conducts or, to Executive’s knowledge, has definitive plans to engage in or conduct, and has not ceased to engage in or conduct, or any of their respective subsidiaries, affiliates or successors (any such entity identified by this paragraph 6.C.(ii) is a “Competitive Entity”). Notwithstanding the preceding, in order to be considered a Competitive Entity, the entity must derive fifty percent (50%) or more of its total annual revenues from substantially similar products and services offered by Company.

D. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidential information, trade secrets and the goodwill of Company and to protect the other legitimate business interests of Company and are not unduly restrictive on Executive.

E. The parties agree and intend that the covenants contained in this Agreement, including but not limited to the covenants set forth in this paragraph 6, shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States and each country of the world. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the governing laws and public policies of the State of New York, and to the extent applicable, each jurisdiction in which enforcement is sought. Accordingly, if any provision in this Agreement or deemed to be included herein shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

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7. Representations and Warranties of Executive. Executive hereby represents and warrants to Company as follows: (i) Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of her obligations hereunder; (ii) the execution and delivery of this Agreement by Executive and the performance of Executive’s obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Executive is a party or by which Executive is or may be bound or subject; (iii) the execution and delivery of, and Executive’s performance under, this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to her employment with Company; (iv) the execution and delivery of, and Executive’s performance under, this Agreement and as an employee of Company does not and will not breach any prior agreement not to compete with the business of any other company; (v) Executive will not disclose to Company or induce Company to use any confidential or proprietary information or material belonging to any previous employer or other person or entity; (vi) Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement; and (vii) Executive will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

8. Employment Obligations.

A. Company Property. All records, files, lists, including computer-generated lists, drawings, documents, equipment, and similar items relating to Company’s business that Executive shall prepare or receive from Company shall remain Company’s sole and exclusive property. Upon termination of this Agreement, or upon Company’s request, Executive shall promptly return to Company all property of Company in her possession. Executive further represents that she will not copy, cause to be copied, print out, or cause to be printed out any software, documents, or other materials originating with or belonging to Company. Executive additionally represents that, upon termination of her employment with Company, he will not retain in her possession any such software, documents, or other materials.

B. Cooperation. Executive agrees that during her employment she shall, at the request of Company, render all assistance and perform all lawful acts that Company considers necessary or advisable in connection with any litigation involving Company or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of Company. Executive’s reasonable expenses in connection therewith shall be paid by Company, including attorney’s fees in accordance with the applicable provisions of Company’s Bylaws and Certificate of Incorporation.

9. Arbitration. Except as provided in paragraph 10.B. herein or as otherwise excluded herein, any dispute or controversy arising under or relating to this Agreement and Executive’s employment hereunder (whether based on contract or tort or other common law or upon any federal, state or local statute or regulation, including, without limitation, claims of discrimination, harassment and retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and similar federal,

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state and local fair employment practices laws) shall, at the election of either Executive or Company, be submitted to JAMS for resolution in arbitration in accordance with the then-current rules and procedures of JAMS for employment-related disputes. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 30 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this paragraph 9. Any such arbitration proceedings shall take place in New York, New York before a single arbitrator (rather than a panel of arbitrators), pursuant to any available streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration for both parties. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of New York for this purpose; provided, however, the parties may agree after the commencement of a proceeding to hold the arbitration in another jurisdiction. If at the time any dispute or controversy arises with respect to this Agreement JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this paragraph 9, and the arbitration will be conducted in accordance with the then current AAA Employment Arbitration Rules & Mediation Procedures.

10. Miscellaneous.

A. Captions. The section, paragraph and subparagraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

B. Specific Remedy. In addition to such other rights and remedies as Company may have at equity or in law with respect to any breach of this Agreement, if Executive commits a material breach of any provision of this Agreement or the Confidentiality Agreement, Company shall have the right and remedy to have such provision specifically enforced by any court having competent jurisdiction, it being acknowledged that any such breach or threatened breach will cause irreparable injury to Company.

C. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof.

D. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York, in New York, New York, and the United States District Court for the Southern District of New York in connection with any suit, action, arbitration or other proceeding concerning the interpretation of this Agreement or enforcement of paragraph 6 of this Agreement. Executive waives and agrees not to assert any

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defense of lack of jurisdiction, that venue is improper, inconvenient forum, or otherwise. To the extent allowable by law, Executive waives the right to a jury trial and agrees to accept service of process by certified mail at Executive’s last known address.

E. Successors and Assigns. Neither this Agreement, nor any of Executive’s rights, powers, duties, or obligations hereunder, may be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of Executive and her heirs and legal representatives and Company and its successors. Successors of Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of Company, whether by merger, consolidation, purchase, lease, or otherwise, and such successor shall thereafter be deemed “Company” for the purpose hereof.

F. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

Company:

AOL Inc.

770 Broadway

New York, NY 10003

Attn: General Counsel

Executive:

At the address shown on the records of Company for Executive

Addresses may be changed by notice in writing signed by the addressee.

G. Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by Executive and the Chief Executive Officer or the General Counsel, subject to, if necessary, approval of the Compensation Committee of the Board.

H. Waiver. Any waiver or consent from Company with respect to any term or provision of this Agreement or any other aspect of Executive’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of Company at any time or times to require performance of, or to exercise any of its powers, rights, or remedies with respect to, any term or provision of this Agreement or any other aspect of Executive’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect Company’s right at a later time to enforce any such term or provision.

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I. Severability. In addition to the provisions set forth in paragraph 6.E., if any provision of this Agreement is held to be invalid, the remainder of this Agreement shall not be affected thereby.

J. Survival. Paragraphs 5.A., 5.C., 5.E., 6, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement.

K. Entire Agreement.

(i) This Agreement, including Exhibit A and the Confidentiality Agreement, embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Executive and Company. Neither party shall be bound by any term or condition of this Agreement other than as is expressly set forth herein. If there is any conflict between the express terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall prevail.

(ii) Executive represents and agrees that she fully understands her right, and Company has advised Executive, to discuss all aspects of this Agreement with Executive’s attorney, that to the extent she desired, she availed herself of this right, that she has carefully read and fully understands all of the provisions of the Agreement, that she is competent to execute this Agreement, that her decision to execute this Agreement has not been obtained by any duress, that she freely and voluntarily enters into this Agreement, and that she has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

L. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

M. Tax Withholding. Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11. Limitation on Certain Payments.

A. Calculation and Possible Benefit Reduction. If at any time or from time to time, it shall be determined by independent tax professionals selected by Company (“Tax Professional”) that any payment or other benefit to Executive pursuant to paragraph 5 of this Agreement or otherwise (“Potential Parachute Payment”) is or will, but for the provisions of this paragraph 11, become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties or interest imposed pursuant to Section 409A of the Code (“Excise Taxes”), then Executive’s Potential Parachute Payment shall be either (a) provided to Executive

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in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Taxes, whichever of the foregoing amounts, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Taxes (“Payments”).

B. Implementation and Any Benefit Reduction Under Paragraph 11.A. In the event of a reduction of benefits pursuant to paragraph 11.A., the Tax Professional shall determine which benefits shall be reduced so as to achieve the principle set forth in paragraph 11.A. For purposes of making the calculations required by paragraph 11.A., the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Company and Executive shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under paragraph 11.A. Company shall bear all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by paragraph 11.A.

C. Potential Subsequent Adjustments.

(i) If, notwithstanding any calculations performed or reduction in benefits imposed as described in paragraph 11.A., the IRS determines that Executive is liable for Excise Taxes as a result of the receipt of any payments made pursuant to paragraph 5 of this Agreement or otherwise, then Executive shall be obligated to pay back to Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Company so that Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Taxes and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Taxes are not eliminated pursuant to this paragraph 11.C., Executive shall pay the Excise Taxes.

(ii) Notwithstanding any other provision of this paragraph 11, if (i) there is a reduction in the payments to Executive as described above in this paragraph 11, (ii) the IRS later determines that Executive is liable for Excise Taxes, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated based on the full amount of the Potential Parachute Payment and as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then Company shall pay to Executive those payments which were reduced pursuant to paragraph 11.A. or subparagraph 11.C.(i) as soon as administratively possible after Executive pays the Excise Taxes to the extent that Executive’s net after-tax proceeds with respect to the payment of the Payments are maximized

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12. Code Section 409A. This Agreement is intended to be exempt from Section 409A of the Code, as amended and will be interpreted in a manner intended to reflect that intention.

A. Notwithstanding anything herein to the contrary, if any amounts payable pursuant to this Agreement are determined to be subject to Section 409A of the Code, then with respect to such amounts: (i) if at the time of Executive’s separation from service from Company, Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of the payment of such amounts on account of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such amounts hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service from Company (or the earliest date as is permitted under Section 409A of the Code), and (ii) each payment of two or more installment payments made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Any amounts of deferred compensation that are payable by reason of Executive’s termination of employment shall not be paid unless such termination of employment also constitutes a “separation from service” for purposes of Section 409A of the Code and references to the employee’s “termination,” or “termination of employment” and words and phrases of similar meaning shall be construed to require a “separation from service” for purposes of Section 409A of the Code.

B. If any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax.

C. To the extent any reimbursements or in-kind benefits due Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

D. Company shall consult with Executive in good faith regarding the implementation of the provisions of this paragraph; provided that neither Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

(Signature Page to Follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AOL INC.

By:	/s/ John B. Reid-Dodick
Name:	John Reid-Dodick
Title:	Chief People Officer

Susan M. Lyne

/s/ Susan M. Lyne

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EXHIBIT A

RELEASE AND WAIVER

In exchange and consideration for the Company’s promises to me in paragraph 5.A. of my Executive Employment Agreement dated February 27, 2013 (the “Agreement”) and other valuable consideration, I, Susan M. Lyne, agree to release and discharge unconditionally the Company and its past and present subsidiaries, affiliates, related entities, successors, predecessors, assigns, merged entities and parent entities, and its and their respective past and present officers, directors, stockholders, employees, benefit plans and their administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, in their individual and official capacities, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment with the Company and my separation from employment or otherwise, whether known or unknown by me, which I ever had or now have upon or by reason of any matter, cause or thing, up to an including the day I sign this Release and Waiver. Without limiting the generality of the foregoing, the claims I am waiving include, but are not limited to, all claims arising out of or related to any stock options held by me or granted to me by the Company; all claims for unreimbursed business-related expenses (except in California); all claims under Title VII of the Civil Rights Act of 1964, as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN) and similar state and local statutes, all as amended; all claims under the Americans with Disabilities Act, as amended; all claims under the Age Discrimination in Employment Act (“ADEA”), as amended; all claims under the Older Workers Benefit Protection Act (“OWBPA”), as amended; all claims under the National Labor Relations Act, as amended; all claims under the Family and Medical Leave Act and similar state and local leave laws, all as amended; all claims under the Employee Retirement Income Security Act, as amended (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); all claims under 42 U.S.C. § 1981, as amended; all claims under the Sarbanes-Oxley Act of 2002, as amended; all claims of discrimination, harassment, and retaliation in connection with my employment, the terms and conditions of such employment and my separation from employment under any federal, state and local fair employment, non-discrimination or civil rights law or regulation, including, without limitation, the New York State and City Human Rights Laws, the Texas Human Rights law, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Equal Pay Act, and the Illinois Worker’s Compensation Retaliation Law, all as amended; all claims of whistle blowing and retaliation under federal, state and local laws, including, without limitation, the New Jersey Conscientious Employee Protection Act and the Illinois Whistleblower Act, as amended and applicable; all claims under other analogous foreign, federal, state, and local laws, regulation, statutes and ordinances; all claims under any principle of common law or sounding in tort or contract; all claims concerning any right to reinstatement; and all claims for any type of relief from the Company, whether foreign, federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, to the fullest extent permitted by law, through the date I sign this Release and Waiver. Further, each of the persons and entities released herein is intended to be a third-party beneficiary of this Agreement.

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This release of claims does not affect and I do not release or waive any claim for (i) payments and benefits provided under the Agreement that are contingent upon the execution by me of this Release and Waiver or otherwise expressly survive termination thereof, (ii) any indemnification rights I may have in accordance with Company’s governance instruments or under any director and officer liability insurance maintained by Company with respect to liabilities arising as a result of my service as an officer and employee of Company, (iii) workers’ compensation benefits, unemployment benefits, or other legally non-waivable rights or claims, (iv) my vested rights, if any, in the Company’s 401(k) plan in accordance with the terms of such plan and applicable law, (v) my rights to own and exercise any and all Company stock options or other equity awards held by me in accordance with all other terms of those options and awards and plans, agreements, and notices under which such awards were granted, or (vi) claims related to the enforcement of the Agreement. Additionally, nothing in this Release and Waiver waives or limits my right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency, including without limitation the EEOC, (though I acknowledge I am not entitled to recover money or other relief with respect to the claims waived in this Waiver and Release).

I agree that I have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which I may have been entitled and that no other remuneration or benefits are due to me, except the benefits I will receive under paragraph 5.A. of my Agreement dated February 27, 2013. I affirm that I have had no known workplace injuries or occupational diseases. I also represent that I have disclosed to the Company any information I have concerning any fraudulent or unlawful conduct involving the persons and entities I am releasing herein.

Pursuant to the OWBPA, I acknowledge and warrant the following: (i) that I am waiving rights and claims for age discrimination under the ADEA and OWBPA, in exchange for the consideration described above, which is not otherwise due to me; (ii) I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release and Waiver; (iii) I am not waiving rights or claims for age discrimination that may arise after the effective date of this Release and Waiver; (iv) I have been given a period of at least twenty-one (21) days in which to consider this Release and Waiver and the waiver of any claims I have or may have under law, including my rights under the ADEA and OWBPA, before signing below; and (v) I understand that I may revoke the waiver of my age discrimination claims under the ADEA and OWBPA within seven (7) days after my execution of this Release and Waiver, and that such waiver shall not become effective or enforceable until seven (7) days after the date on which I execute this Release and Waiver. Any such revocation must be made in writing and delivered by certified mail to both the Chairman & Chief Executive Officer and the General Counsel of AOL Inc., at the following address: AOL Inc., 770 Broadway, New York, New York 10003. If I do not revoke my waiver of my age discrimination claims under the ADEA and OWBPA according to the terms herein within seven (7) days, the eighth day following my execution will be the “effective date” of this Release and Waiver.

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By signing below, I acknowledge that I have carefully reviewed and considered this Release and Waiver; that I fully understand all of its terms; and that I voluntarily agree to them.

Susan M. Lyne

Date: